EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-177605 on Form S-8 of our report dated February 28, 2014, relating to the financial statements of Exelis Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph related to the presentation of the financial statements prior to October 31, 2011), and the effectiveness of Exelis Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Exelis Inc. for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP
McLean, Virginia
February 28, 2014